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                                                                   EXHIBIT 10.15


                                 DESCRIPTION OF
                SEAMED NON-EMPLOYEE DIRECTOR STOCK OPTION POLICY

      During fiscal year 1998 the Board of Directors of SeaMED Corporation (the "Board") adopted a director compensation policy which allows the Board to grant non-qualified stock options to non-employee directors upon their election and qualification to the Board. Pursuant to such policy, the Board may grant an option to purchase up to 22,500 shares of Common Stock of the Company to each non-employee director each time such director is elected to serve a three-year term on the Board. Unless otherwise determined by the Board or the Board's Compensation Committee, each such option shall be exercisable for a period of six years from the date of grant and shall vest at the rate of one-third upon each of the first, second and third anniversaries of the grant date.